                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 6)

                                QUIKSILVER, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 74838C  10  6
                           --------------------------
                                 (CUSIP Number)

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                                  SCHEDULE 13G

CUSIP No. 74838C 10 6                                      Page  2  of  5  Pages
                                                                ---    ---
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert B. McKnight, Jr.                   Social Security ####-##-####
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)/ /
                                                                         (b)/ /
   N/A

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   318,000
 NUMBER OF
  SHARES
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       6  SHARED VOTING POWER
   EACH
 REPORTING         -0-
  PERSON       -----------------------------------------------------------------
   WITH         7  SOLE DISPOSITIVE POWER

                   318,000
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   -0-
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   318,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /
   N/A
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.6%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                Page 2 of 5 pages



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ITEM 1(a)                  Name of Issuer:
                           ---------------

                                                 QUIKSILVER, INC.

ITEM 1(B)                  Address of Issuer's Principal Executive Offices:
                           ------------------------------------------------

                                               1740 Monrovia Avenue
                                           Costa Mesa, California 92627

ITEM 2(a)                  Name of Person Filing:
                           ----------------------

                                              Robert B. McKnight, Jr.

ITEM 2(b)                  Address of Principal Business Office:
                           -------------------------------------

                                               1740 Monrovia Avenue
                                           Costa Mesa, California 92627

ITEM 2(c)                  Citizenship:
                           ------------

                                                   United States

ITEM 2(d)                  Title of Class of Securities:
                           -----------------------------

                                                   Common Stock

ITEM 2(e)                  CUSIP Number:
                           -------------

                                                    74838C 10 6

ITEM 3            If this statement is filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b), check whether the person filing is a:
                  -----------------------------------------------


                                                  Not applicable



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ITEM 4            Ownership:
                  ----------

                  (a)      Amount Beneficially Owned:
                           --------------------------

                                      318,000 shares (65,000 shares of which
                  such person has the right to acquire)

                  (b)      Percent of Class:
                           -----------------

                                                       4.6%

                  (c)      Number of shares as to which such person has:
                           ---------------------------------------------

                           (i)      sole power to vote or to direct the vote:

                                                  318,000 shares

                           (ii)     shared power to vote or to direct the vote:

                                                        -0-

                           (iii) sole power to dispose or to direct the disposition of:

                                                  318,000 shares

                           (iv) shared power to dispose or to direct the disposition of:

                                                        -0-

ITEM 5          Ownership of Five Percent or Less of a Class:
                --------------------------------------------

                           This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.


ITEM 6          Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                                                  Not applicable


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ITEM 7            Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company:
                  --------

                                                  Not applicable


ITEM 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                                                  Not applicable


ITEM 9            Notice of Dissolution of Group:
                  ------------------------------

                                                  Not applicable

ITEM 10           Certification:
                  --------------

                                                  Not applicable



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 22, 1997
                                                      /s/ Robert B. McKnight Jr.
                                                     ---------------------------
                                                     Robert B. McKnight, Jr.



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